Exhibit 99.1

FDA Performs Re-inspection of AMRI Burlington MA Facility

Albany, NY (July 22, 2013)— As previously disclosed, Albany Molecular Research, Inc. (“AMRI” or “the “Company”) (NASDAQ: AMRI) received a warning letter, dated August 17, 2010, from the U.S. Food and Drug Administration (FDA) in connection with the FDA’s inspection of the Company’s pharmaceutical manufacturing facility located in Burlington, Massachusetts. The Company acquired the facility on June 14, 2010. From June 8, 2011 through June 28, 2011, the FDA conducted a re-inspection of the Company’s Burlington facility. On June 28, 2011, the FDA issued a Form 483 report to the Company, which included seven inspectional observations (the “2011 Form 483”).

On September 26, 2011, the Company issued a press release announcing the receipt of a letter from the FDA stating that corrective actions proposed by the Company, once fully implemented, should adequately address the observations made by the FDA investigators.  The letter also indicated that the Company’s corrective actions would be verified by the FDA at the next facility inspection.

From July 11, 2013 through July 18, 2013, the FDA conducted a general inspection of the company’s Burlington facility, operations and quality systems, including a systematic review of corrective actions related to the 2011 Form 483. On July 18, 2013, at the conclusion of the inspection, the Company received a Form 483 having three inspectional observations which are limited in scope and nature (the “2013 Form 483”). No observations were issued by the FDA following their review of the 2011 Form 483 corrective actions.

The Company is currently preparing a complete response to the FDA’s 2013 Form 483 with all corrective actions addressed and implemented and expects to issue such report to the FDA shortly after which time the FDA may choose to lift the Warning Letter. The Company is continuing manufacturing operations currently ongoing at the Burlington site, including GMP operations.

“We are pleased to have the FDA inspection of our Burlington operations completed,” said Thomas E. D’Ambra, Ph.D., AMRI’s President and CEO. “I would like to acknowledge and thank the leadership and staff in Burlington for their hard work and dedication to quality, our customers and patient safety. Burlington will continue to operate without restriction while we await the FDA’s disposition.”

About AMRI

Albany Molecular Research, Inc. (AMRI) is a global contract research and manufacturing organization offering customers fully integrated drug discovery, development, and manufacturing services. For over 21 years AMRI has demonstrated its adaptability as the pharmaceutical and biotechnology industries have undergone tremendous change in response to multiple challenges. This experience, a track record of success and locations in the United States, Europe and Asia now provides our customers with SMARTSOURCING™, a full range of value-added opportunities providing customers informed decision-making, enhanced efficiency and more successful outcomes at all stages of the pipeline. AMRI has also successfully partnered R&D programs and is actively seeking to out-license its remaining programs for further development. For more information about AMRI, please visit our website at www.amriglobal.com or follow us on Twitter (@amriglobal).

AMRI Forward-Looking Statement
Statements in this press release that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. These statements may be identified by forward-looking words such as “may,” “could,” “should,” “would,” “will,” “intend,” “expect,” “anticipate,” “believe” and “continue” or similar words. Readers should not place undue reliance on our forward-looking statements. The Company’s actual results may differ materially from such forward-looking statements as a result of numerous factors, some of which the Company may not be able to predict and may not be within the Company’s control. Factors that could cause such differences include, but are not limited to (a) the results of further FDA inspections; and (b) the Company’s ability to effectively complete the corrective actions and (c) the timing by the FDA of their further consideration of the lifting of the warning letter, which is out of the Company’s control, as well as those factors discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012 as filed with the Securities and Exchange Commission on March 18, 2013 and the Company’s other SEC filings. The Company does not undertake any duty to and does not intend to update any forward-looking statements contained in this press release after the date of this press release.

Contacts:
Investor – Michael Nolan, Chief Financial Officer, 518-512-2261

Media – Gina Monari, AMRI Communications, 518-512-2512